SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)        September 26, 2001

CHEROKEE INTERNATIONAL, LLC

(Exact Name of Registrant as Specified in Charter)

California	333-82713	33-0696451

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2841 Dow Avenue, Tustin, California		92780

(Address of Principal Executive Office)		(Zip Code)

Registrant's telephone number, including area code     (714) 544-6665

Item 5.              Other Events

             On September 26, 2001, Cherokee International, LLC, a limited liability company organized under the laws of the State of California ("Cherokee"), entered into the Waiver and Third Amendment to Credit Agreement (the "Amendment") with Heller Financial, Inc., in its capacity as Agent for the Lenders party to the Credit Agreement dated April 30, 1999 (as such agreement has from time to time been amended, supplemented or otherwise modified), and the Lenders which are signatories thereto.

             The Amendment includes provisions that specify among other things, (1) that some of Cherokee's unitholders, or their equity members, will guarantee $10.5 million of Cherokee's senior debt principal until specific financial ratios are attained, (2) that Cherokee will be restricted from making cash distributions to its equity members until specific financial ratios are attained, (3) that Cherokee will be permitted to make its interest payment due in November 2002 relating to its $100 million of subordinated notes so long as specified financial ratios are attained, (4) that the maximum availability under the revolving line of credit is reduced until approximately April 30, 2002, and (5) that LIBOR and base rate margins have been increased for revolver borrowings and term loans.

Item 7.              Financial Statements, Pro Forma Financial Information and Exhibits

(c)         Exhibits.

Exhibit	Description

10.1	Second Amendment to Credit Agreement dated as of March 30, 2001, by and between Cherokee International, LLC, Heller Financial, Inc., and the Lenders signatory thereto.

10.2	Waiver and Third Amendment to Credit Agreement dated as of September 26, 2001, by and between Cherokee International, LLC, Heller Financial, Inc., and the Lenders signatory thereto.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

             Dated:  October 4, 2001

CHEROKEE INTERNATIONAL, LLC
By:	/s/ R. Van Ness Holland, Jr.

Name:	R. Van Ness Holland, Jr.
Title:	Chief Financial Officer